UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Echo Global Logistics, Inc.
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Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
April 28, 2011
To Our Stockholders:
On behalf of the Board of Directors and management, we cordially invite you to attend the annual meeting of stockholders to be held on Wednesday, June 8, 2011, at 10:00 a.m., central time, at 600 West Chicago Ave, Suite 725, Chicago, Illinois 60654.
The following pages contain the formal notice of the annual meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.
The purpose of the meeting is to consider and vote upon proposals to (i) elect nine directors who have been nominated for election, (ii) ratify the appointment of our independent registered accounting firm for 2011, (iii) approve, on an advisory, non-binding basis, executive compensation, (iv) approve, on an advisory, non-binding basis, the frequency (every one, two or three years) of stockholder advisory approval of executive compensation and (v) transact such other business as may properly come before the meeting. In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.
We will begin distributing this Proxy Statement, a form of proxy and the 2010 Annual Report on or about May 3, 2011. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you owned shares of record as of April 25, 2011, you will find enclosed a proxy card or cards. You may sign, date and mail the proxy card in the envelope provided. Instructions regarding all methods of voting are contained on the proxy card.
We look forward to seeing you at the meeting.
Sincerely yours,

Samuel K. Skinner	Douglas R. Waggoner
Chairman of the Board	Chief Executive Officer and Director

Echo Global Logistics, Inc
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 8, 2011
April 28, 2011
The Stockholders of Echo Global Logistics, Inc.:
Notice is hereby given that the annual meeting of stockholders of Echo Global Logistics, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, June 8, 2011, at 10:00 a.m., central time, at 600 West Chicago Ave, Suite 725, Chicago, Illinois 60654, for the following purposes:

1.	To elect nine directors of the Company to serve until the 2012 annual meeting of stockholders or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011;

3.	To approve, on an advisory, non-binding basis, the Company's executive compensation;

4.	To approve, on an advisory, non-binding basis, the frequency (every one, two or three years) of stockholder advisory approval of executive compensation; and

5.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.
These items of business, including the nominees for director, are more fully described in the proxy statement accompanying this notice.
The Board of Directors has fixed the close of business on April 25, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. We will begin distributing this Proxy Statement, a form a proxy and the 2010 Annual Report on or about May 3, 2011.
All stockholders are cordially invited to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you owned shares of record as of April 25, 2011, you will find enclosed a proxy card or cards. You may sign, date and mail the proxy card in the envelope provided. If you submit your proxy and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only stockholders of record as of the close of business on April 25, 2011 are entitled to receive notice of, to attend and to vote at the meeting. We look forward to seeing you at the annual meeting.

By Order of the Board of Directors,

Dave B. Menzel Chief Financial Officer and Secretary
        Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be held on June 8, 2011.
        This Proxy Statement and the 2010 Annual Report are available at: www.proxyvote.com. You will need your assigned control number to vote your shares. Your control number can be found on your proxy card.

Proxy Statement for the Annual Meeting of Stockholders of
Echo Global Logistics, Inc.
To Be Held on Wednesday, June 8, 2011

Echo Global Logistics, Inc
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This proxy statement and enclosed proxy card are being furnished commencing on or about May 3, 2011 in connection with the solicitation by the Board of Directors of Echo Global Logistics, Inc., a Delaware corporation (the "Company," "Echo Global Logistics, Inc.," or "us"), of proxies for use in voting at the 2011 annual meeting of stockholders, to be held at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654 on June 8, 2011. Any proxy given pursuant to such solicitation and received in time for the annual meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption "PROPOSALS TO BE VOTED ON—Proposal 1: Election of Directors," FOR the ratification of the appointment of Ernst & Young LLP as independent certified public accountants for the Company's fiscal year ending December 31, 2011, FOR the advisory approval of the Company's compensation of executives as disclosed in this proxy statement, for the stockholder advisory approval of the Company's executive compensation to occur every "3 YEARS" and, in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the meeting and any adjournments thereof (collectively, the "Proposals"). Any proxy may be revoked by providing written notice to the Secretary of the Company at any time prior to the voting thereof, by submitting a subsequent proxy or by attending the annual meeting and voting in person.

Information about this Proxy Statement
We are sending the proxy materials because the Company's Board is seeking your permission (or proxy) to vote your shares at the annual meeting on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only stockholders of record at the close of business on April 25, 2011, the record date, are entitled to vote at the meeting. As of April 25, 2011, there were 22,127,483 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. We have no other voting securities.

Information about Voting
If your shares of common stock are held in your name, you can vote your shares on matters presented at the annual meeting or by proxy. There are three ways to vote by proxy:

1.	By Telephone—Stockholders can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

2.	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

3.
By Proxy—You can vote by mail by signing, dating and mailing the accompanying proxy card. If you do not give any direction on the proxy card, the shares will be voted "FOR" the nominees named for director, "FOR" the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company's fiscal year ending December 31, 2011, "FOR" the advisory approval of the Company's compensation of executives as disclosed in this proxy statement, and for the stockholder advisory approval of the Company's executive compensation to occur every "3 YEARS". You may revoke your proxy at any time before it is exercised by (1) providing written revocation to the Secretary of the Company, David B. Menzel, (2) providing a proxy with a later date or (3) voting in person at the annual meeting.

Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for the Company to assert or defend claims, (c) in the case of a contested election of director(s) or (d) at your express request.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but broker non-votes are not considered "present" for purposes of voting on non-routine matters. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
The Company considers Proposal 1: election of directors, Proposal 3: advisory approval of executive compensation and Proposal 4: advisory approval of the frequency of stockholder advisory approval of executive compensation as "non-routine" matters. A bank, broker or nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3 and 4. The Company considers Proposal 2: ratification of the appointment of Ernst & Young LLP as independent certified public accountants as "routine" matter. A bank, broker or nominee may generally vote on routine matters when they have not been provided specific voting instructions from the street holder. Therefore, no broker non-votes are expected to exist in connection with such proposal.
For additional information on director elections, see "PROPOSALS TO BE VOTED ON—Proposal 1: Election of Directors" later in this proxy statement. As the number of director nominees is equal to the number of directors to be elected, the number of shares voted "for" a director must exceed the number of votes cast "against" that director for the director to be elected to serve a one-year term expiring at the 2012 annual meeting of stockholders. Abstentions and broker non-votes will have no effect on the election of directors. For a stockholder to nominate an individual for director at the 2012 annual meeting, the stockholder must follow the procedures outlined later in this proxy statement under the caption "OTHER INFORMATION—Stockholder Proposals for the 2012 Meeting." Stockholders may also designate a director nominee to be considered by the Board for recommendation to the stockholders at the 2012 annual meeting by following the procedures outlined later in this proxy statement under the caption "BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Meetings and Committees of the Board of Directors—Nominating and Corporate Governance Committee."
The ratification of the independent registered public accounting firm and advisory approval of executive compensation require the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote. Abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote, but are not voted. The advisory approval of the frequency of the stockholder advisory approval of executive compensation will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by stockholders to the Board of Directors.
The advisory approval of executive compensation is a single "yes" or "no" vote on the total compensation package provided to the named executive officers, as described in the Compensation Discussion and Analysis and compensation tables. The stockholder vote will not be binding on the Company or the Board of Directors and may not be construed as (1) overruling their decision, (2) creating or implying any addition or change to their fiduciary duties, or (3) restricting or limiting stockholders' ability to make proposals for inclusion in proxy materials related to executive compensation.
The advisory approval of the frequency of stockholder approval of executive compensation will not be binding on or overrule any decisions by our Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. This vote is not to approve or disapprove our Board of Directors' recommendation. However, our Board will take into account the outcome of the vote when considering the frequency of stockholder approval of the Company's executive compensation.
Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Company common stock in order to be admitted to the meeting.

PROPOSALS TO BE VOTED ON
Proposal 1: Election of Directors
Nominees
At the annual meeting, the stockholders will elect nine directors to serve until the 2012 annual meeting of stockholders or until their respective successors are elected and qualified. Unless marked otherwise, proxies received will be voted "FOR" the election of the nine nominees named below.
Assuming a quorum is present, the nine nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board of Directors. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.
The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to the Company's operations and interests. In addition to considering a candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee utilizes a variety of methods. The Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, but the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complimentary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company's businesses. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company's policy is to have at least a majority of Directors qualify as an "independent director" under defined in the rules of the Nasdaq Global Market.
The Nominating and Corporate Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company's businesses, particularly industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the nominees for election as a director and each of the Company's current directors holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. Each of our directors also has experience serving on boards of directors or trustees and committees of other companies.
The Nominating and Corporate Governance Committee also believes that each of the nominees and current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board and its Committees.
The names of the directors, their ages as of April 25, 2011, their recent employment or principal occupation, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as an Echo director are set forth below:

Name	Age	Position
Samuel K. Skinner(1)(2)(3)	73	Chairman of the Board
Douglas R. Waggoner	52	Chief Executive Officer and Director
John R. Walter(1)(3)	64	Director
John F. Sandner(1)	69	Director
Peter J. Barris(2)(3)	59	Director
Anthony R. Bobulinski(2)	38	Director
Eric P. Lefkofsky(2)(3)	41	Director
Bradley A. Keywell	41	Director
Matthew Ferguson(1)	44	Director
_______________________________________________________________________________

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Nominating and Corporate Governance Committee.
There are no family relationships among any of the directors or executive officers of the Company. Our Board of Directors has affirmatively determined that eight of our nine directors, Messrs. Skinner, Walter, Sandner, Barris, Bobulinski, Lefkofsky, Keywell and Ferguson are "independent directors" as defined in the rules of the Nasdaq Global Market.
Samuel K. Skinner first joined our Board in September 2006 and has served as our non-executive Chairman of the Board since February 2007. Since May 2004, Mr. Skinner has been of counsel at the law firm Greenberg Traurig, LLP where he is the Chair of the Chicago Governmental Affairs Practice. Mr. Skinner served as Chairman, President and Chief Executive Officer of USF Corporation from July 2000 to May 2003, and from 1993 to 1998 he served as President of Commonwealth Edison Company and its holding company Unicom Corporation. Mr. Skinner served as the Chief of Staff to President George H.W. Bush from December 1991 to August 1992, and from 1989 to 1991, he served as the Secretary of Transportation. In 1975, he was appointed by President Gerald R. Ford as the United States Attorney for the Northern District of Illinois. Mr. Skinner is currently a director of Navigant Consulting, Inc., APAC Customer Services Inc., MedAssets, Inc., Express Scripts, Inc and CBOE Inc. Mr. Skinner holds a Bachelor of Science degree from the University of Illinois and a Juris Doctor from DePaul University College of Law. Mr. Skinner brings to the Board extensive leadership experience in both the public and private sectors, operations management skills and experience with corporate governance and regulatory matters, having served as chief executive officer of a large public company.
Douglas R. Waggoner has served as our Chief Executive Officer since December 2006 and on our Board since February 2008. Mr. Waggoner will serve as our Chief Executive Officer until January 1, 2012, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. Mr. Waggoner was elected to the board pursuant to voting rights granted to the former holders of our Series B preferred stock under our voting agreement, which was terminated in connection with our initial public offering. Prior to joining our Company, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as the Chief Executive Officer of USF Bestway, and from January 2002 to April 2004, he served as the Senior Vice President of Strategic Marketing for USF Corporation. Mr. Waggoner served as the President and Chief Operating Officer of Daylight Transport from April 1999 to January 2002, Executive Vice President from October 1998 to April 1999, and Chief Information Officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before eventually leaving the company as the Vice President of Customer Service. Mr. Waggoner holds a bachelor's degree in Economics from San Diego State University. Mr. Waggoner provides the Board significant transportation industry-specific operations management and leadership experience.
John R. Walter has served on our Board since January 2006. Mr. Walter is the managing member of Ashlin Management Company. He is the retired President and COO of AT&T Corporation, a position he held from 1996 to 1997. He was Chairman and CEO of R.R. Donnelley & Sons Company, the largest printer in the United States, from 1989 through 1996. Mr. Walter has been a director of Manpower, Inc. since 1998, and served as Non-Executive Chairman from 1999 to 2001. He is currently the Chairman of InnerWorkings, Inc., and a director for VASCO Data Security, Infinity Bio-Energy and Manpower, Inc. Mr. Walter previously served on the board of directors of Abbott Laboratories, John Deere, Target Corporation, Jones Lang LaSalle and Groupon. He is also a member of the board of trustees for the Steppenwolf Theater, NorthShore University Health System and Northwestern University. Mr. Walter holds a bachelor's degree and an honorary doctorate degree in Business Administration from Miami University, Ohio. Mr. Walter has extensive global leadership experience, operations management and technology experience, and experience with corporate governance matters, having served as chief executive officer of a large global digital information management company and as a director of several public companies. He provides the Board with the perspective of a senior executive familiar with all facets of global enterprise, including global operations, management and technology.
John F. Sandner has served on our Board since April 2008. Mr. Sandner is the Chairman of E*Trade Futures, LLC, a position he has held since 2003. From 1985 to 2003, Mr. Sandner served as President and Chief Executive Officer of RB&H Financial Services, L.P., where he is currently a consultant. Mr. Sandner is also the retired Chairman of the Chicago Mercantile Exchange (CME), which is currently known as CME Group, Inc., of which he is a member of its Executive Committee, and served as its Special Policy Advisor from 1998 to 2005. Mr. Sandner is currently a director of CME Group, Inc., the Lyric Opera of Chicago and the Museum of Science and Industry, and a Trustee at the University of Notre Dame and Rush-Presbyterian-St. Luke's Medical Center. Mr. Sandner holds a bachelor's degree from Southern Illinois University and a Juris Doctorate from the University of Notre Dame. Mr. Sandner brings to the Board extensive leadership experience, operations management skills and experience with corporate governance and regulatory matters, having served as chief executive officer of a large public company.
Peter J. Barris has served on our Board since July 2009. Since January 2006, Mr. Barris has served on the Board of InnerWorkings, Inc. Since 1999, Mr. Barris has been the Managing General Partner of New Enterprise Associates, Inc. where he specializes in information technology investing. Mr. Barris also serves on the board of directors of Vonage Holdings Corp. and Neutral Tandem, Inc. Mr. Barris is a member of the board of trustees of Northwestern University, the University of Virginia College Foundation and In-Q-Tel. He received a Masters in Business Administration from Dartmouth College and a Bachelor of Science in Electrical Engineering from Northwestern University. Mr. Barris brings to the Board a sophisticated knowledge of information technology companies that includes investments in over twenty information technology companies that have completed public offerings or successful mergers as well as experience serving as a director of several public companies.
Anthony R. Bobulinski has served on our Board since August 2005. Mr. Bobulinski has been the Director of Investments at YDS Investment Company, LLC since April 2003. Mr. Bobulinski has served on the advisory board of the Making a Difference Foundation. Mr. Bobulinski holds a bachelor's degree from Pennsylvania State University and a Masters in Science equivalent from the Naval Nuclear Power School where he was a Master Training Specialist and Certified Instructor. Mr. Bobulinski brings to the Board a sophisticated knowledge of information technology companies that includes investments in several information technology companies that have completed public offerings or successful mergers.
Eric P. Lefkofsky has served on our Board since February 2005. In February 2005, Mr. Lefkofsky founded Blue Media, LLC, a private investment firm, and currently serves as its President. From May 2000 to April 2001, Mr. Lefkofsky served as Chief Operating Officer and director of HA-LO Industries Inc. Mr. Lefkofsky co-founded Starbelly.com, Inc., and served as its President from September 1999 to May 2000, at which point Starbelly was acquired by HA-LO. In July 2001, HA-LO filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. In September 2001, Mr. Lefkofsky co-founded InnerWorkings, Inc., and currently serves as a director. He is also a founder and director of several other firms, including Orange Media, LLC, a Chicago-based investment firm, Light Bank, a Chicago-based investment firm, MediaBank, LLC, a leading provider of integrated media procurement technology, and Groupon, an online collective buying website. Mr. Lefkofsky also serves on the board of directors of Children's Memorial Hospital, the board of trustees of the Steppenwolf Theatre, the board of trustees of the Lefkofsky Family Foundation, the board of trustees of the Lights with Innovation Group, the board of trustees of the Art Institute of Chicago and the board of trustees of the Museum of Contemporary Art. Mr. Lefkofsky holds a bachelor's degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School. Mr. Lefkofsky brings to the Board an in-depth knowledge and understanding of the Company's business as one of its founders as well as experience as the director of several public companies.
Bradley A. Keywell has served on our Board since February 2005. In January 2004, Mr. Keywell founded Meadow Lake Management LLC, an investment and advisory firm, and currently serves as its Managing Partner. From May 2000 to March 2001, Mr. Keywell served as the President of HA-LO Industries Inc. Mr. Keywell co-founded Starbelly.com Inc., which was acquired by HA-LO in May 2000. In July 2001, HA-LO filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. In April 2006, Mr. Keywell co-founded MediaBank, LLC, a leading provider of integrated media procurement technology. Mr. Keywell serves as a director of several firms, including Groupon, Inc., an online collective buying website, Lightbank, a Chicago-based investment firm, and as trustee of Equity Residential (NYSE:EQR), a real estate investment trust. Mr. Keywell serves on the board of trustees of the Zell-Lurie Entrepreneurship Institute at the University of Michigan, the NorthShore University HealthSystem Foundation, and the Museum of Contemporary Art in Chicago. Mr. Keywell is the Chairman of the Illinois Innovation Council.  Mr. Keywell is also the Founder and Chairman of Chicago Ideas Week and the Connect to the Future Foundation.  Mr. Keywell holds a bachelor's degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School. Mr. Keywell brings to the Board an in-depth knowledge and understanding of the information technology sector as well as experience as a director of a public company.
Matthew Ferguson has served on our Board of directors since February 2010. Since June 2000, Mr. Ferguson has served as the Chief Executive Officer of CareerBuilder.com, an online recruiting service. Mr. Ferguson is a partner in Woodington Management, LLC, a real estate management company. Mr. Ferguson serves on the board of directors of ExactTarget, Inc., an email software provider, the Indiana University Student Foundation and the Indiana University Varsity Club. He received a masters in Business Administration from the University of Chicago, a Juris Doctor degree from Northwestern Univeristy and a bachelor's degree from Indiana University. Mr. Ferguson brings to the Board extensive leadership experience, operations management skills and experience with corporate governance and regulatory matters, having served as chief executive officer of a large global company and its partnership with several publicly-held entities.
Required Vote
Directors are elected by a plurality of the votes of the shares present in person or by proxy at the annual meeting and entitled to vote on the election of directors. The nine persons receiving the highest number of "FOR" votes at the annual meeting will be elected as directors.
Recommendation of the Board of Directors
        THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Ernst & Young LLP has served as the Company's independent registered public accounting firm since March 2006 and has been appointed by the Audit Committee to continue as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011. In the event that ratification of this selection is not approved by a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the Board of Directors will review the Audit Committee's future selection of an independent registered public accounting firm.
Representatives of Ernst & Young LLP will be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the Company's common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year.
Recommendation of the Board of Directors
THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING December 31, 2011.

Proposal 3: Advisory Approval of Executive Compensation

Under new Section 14A of the Securities Exchange Act of 1934, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is providing a stockholder advisory vote at least every 3 years to approve the Company's executive compensation, as disclosed in our Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the Securities and Exchange Commission set forth in this proxy statement.

This advisory vote will not be binding on or overrule any decisions by our Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Our Board of Directors has determined that the best way to allow our stockholders to vote on the Company's executive pay programs and policies is through the following resolution:

RESOLVED, that the stockholders approve the Company's compensation of executives as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables, and related material).

Required Vote. Approval of this proposal will require the affirmative vote of a majority of the holders of our common stock represented in person or by proxy and entitled to vote at the 2011 annual meeting.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE COMPANY'S COMPENSATION OF EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 4: Advisory Approval of Frequency of Stockholder Advisory Approval of Executive Compensation

Under new Section 14A of the Securities Exchange Act of 1934, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is providing a stockholder advisory vote to determine whether the stockholder advisory vote to approve the Company's executive compensation will occur every 1, 2, or 3 years. Stockholders may also abstain from voting.

Our Board of Directors believes that an advisory vote on executive compensation every 3 years is the appropriate frequency for the Company and its stockholders.  This longer frequency is consistent with our long-term compensation programs, as it is not in the best interests of the Company, our employees or our stockholders to encourage a short-term view in our compensation policies and programs.  Rather, we believe that the results of our compensation practices are best evaluated and considered over a multi-year period.  In addition, an advisory vote every 3 years reflects an appropriate time period during which our Board may thoroughly consider the results of the most recent advisory vote and develop and implement any required adjustments to our programs.  Regardless of the frequency of the advisory vote, our stockholders may communicate with our Board at any time, using the communication methods set forth in this proxy statement.  Finally, our directors have been and will continue to be closely engaged with our stockholders, and are elected on an annual basis for one-year terms.  As such, the advisory vote on compensation is one of multiple ways in which stockholders may communicate with our Board of Directors regarding the Company's executive compensation programs.

This advisory vote will not be binding on or overrule any decisions by our Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. This vote is not to approve or disapprove our Board of Directors' recommendation. However, our Board will take into account the outcome of the vote when considering the frequency of stockholder approval of the Company's executive compensation.

Required Vote. The choice among the four choices offered (every 1, 2, or 3 years, or abstain) which receives the highest number of votes will be deemed the choice of the stockholders.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE FOR THE STOCKHOLDER ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION TO OCCUR EVERY “3 YEARS”.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure
Our Board of Directors is led by an independent Chairman, Samuel K. Skinner. We believe that this is the most appropriate structure for the Company in light of the differences between the roles of Chairman of the Board and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, whereas the Chairman of the Board provides guidance to the Chief Executive Officer. Furthermore, this structure enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board's independence from management. We have had this leadership structure since inception.

Board of Directors Role in Risk Oversight
Our Board of Directors, through its three committees, has an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company. The current trends toward increased regulation and litigation, as well as recent macro-economic challenges, among other things, make it extremely difficult to predict the type and magnitude of risks facing the Company. In spite of this unpredictability, the Board relies on the representations of management, the external audit of the financial information, the Company's systems of internal controls, the

Company's insurance advisors, and the historically conservative practices of the Company to provide comfort on the Company's ability to manage its risks. Management's discussion of current risk factors are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Meetings and Committees of the Board of Directors
During fiscal 2010, the Board of Directors (the "Board") held five meetings. During fiscal 2010, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period in which he was a director and the total number of meetings held by all of the committees of the Board on which he or she served. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees was formally established in October 2009 in connection with the Company's initial public offering and operates under a written charter adopted by the Board of Directors.
Audit Committee.    The audit committee consists of John R. Walter, Samuel K. Skinner, John F. Sandner and Matthew Ferguson. Mr. Sandner serves as the chairman of our audit committee. The audit committee is composed of independent non-employee directors and is responsible for, among other things, reviewing and recommending to the Board internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the audit committee has the authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Mr. Skinner, Mr. Sandner and Mr. Walter are our audit committee financial experts under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. During fiscal 2010, our audit committee held six meetings.
Compensation Committee.    The compensation committee consists of Peter J. Barris, Anthony R. Bobulinski, Eric P. Lefkofsky and Samuel K. Skinner. Mr. Barris serves as the chairman of our compensation committee. The compensation committee is composed of independent non-employee directors and is responsible for, among other things, reviewing and approving compensation for our Chief Executive Officer and our other executive officers. Additionally, the compensation committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The compensation committee has the authority to administer our Stock Incentive Plan, and advise and consult with our officers regarding managerial personnel policies. The Compensation Committee did not engage a compensation consultant in 2010. See "EXECUTIVE AND DIRECTOR COMPENSATION—Compensation Discussion and Analysis" section of this proxy statement. for discussion of the Company's processes and procedures for considering and determining executive and director compensation. During fiscal 2010, our compensation committee held four meetings.
Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Samuel K. Skinner, Eric P. Lefkofsky, John R. Walter and Peter J. Barris. Mr. Skinner serves as the chairman of our nominating and corporate governance committee. The nominating and corporate governance committee is composed of independent non-employee directors and is responsible for, among other things, assisting the Board with its responsibilities regarding:

•	the identification of individuals qualified to become directors;

•	the selection of the director nominees for the next annual meeting of stockholders; and

•	the selection of director candidates to fill any vacancies on the Board.
In evaluating and determining whether to nominate a candidate for a position on the Company's Board, the Nominating and Corporate Governance Committee will consider the candidate's professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee utilizes a variety of methods. The Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, but the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company's businesses. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Nominating and Corporate Governance Committee from current Board members, stockholders, professional search firms, officers or other persons. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of recommendation. The Nominating and Corporate Governance Committee did not meet during fiscal 2010.
The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate's name and qualifications for Board membership and should be addressed to David B. Menzel, Corporate Secretary, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois

60654.
For purposes of potential nominees to be considered at the 2012 annual stockholders' meeting, the Corporate Secretary must receive this information no earlier than February 9, 2012 and no later than the close of business on March 10, 2012, in accordance with the procedures in the Company's by-laws. The notice must set forth the candidate's name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder's name, address and the number of shares beneficially owned (and the period they have been held).
The Company has not paid a third party a fee to identify, evaluate or assist in identifying potential nominees for director.
Governance Documents
All of the Company's current committee charters are available at www.echo.com on the "Investor" page under the link "Corporate Governance."

Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a member of the Compensation Committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our Compensation Committee.

Communications with Directors
The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o David B. Menzel, Corporate Secretary" at 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.
All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.
Attendance at Annual Meeting
Directors are encouraged, but not required, to attend our annual stockholders' meeting.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 25, 2011 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the "EXECUTIVE AND DIRECTOR COMPENSATION—Executive Compensation—Summary Compensation Table" section of this proxy statement; and

•	all of our directors and executive officers as a group.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.

	Shares of Common Stock Beneficially Owned(1)
Name and Address	Number of Shares	Number of Options	Total		Approximate Percent of Class(1)
5% or Greater Stockholders (not including 5% or greater stockholders who are directors or executive officers)
Entities affiliated with New Enterprise Associates c/o New Enterprise Associates 119 St. Paul Street Baltimore, MD 21202(2)	2,425,318	—	2,425,318		11.0%
FMR 82 Devonshire Street Boston, MA 02109 (3)	1,855,790	—	1,855,790		8.4%
Richard A. Heise, Jr.(4)	2,229,310	—	2,229,310		10.1%
Directors and Named Executive Officers
Samuel K. Skinner	50,000	80,000	130,000		*
Douglas R. Waggoner(5)	21,290	510,000	531,290		2.4%
David B. Menzel	—	96,250	96,250		*
David C. Rowe	—	66,334	66,334		*
Orazio Buzza (6)	394,419	—	394,419		1.8%
John R. Walter	558,171	—	558,171		2.5%
John F. Sandner	—	26,250	26,250		*
Peter J. Barris	—	—	—		*
Anthony R. Bobulinski	500,195	—	500,195		2.3%
Eric P. Lefkofsky (7)	3,229,549	37,500	3,267,049		14.8%
Bradley A. Keywell (8)	1,855,001	37,500	1,892,501		8.6%
Matthew Ferguson	—	—	—		*
Directors and Executive Officers as a group (11 persons)	6,214,206	853,834	7,068,040	(9)	31.9%
_______________________________________________________________________________
*    = less than 1%.

(1)
"Beneficial ownership" means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 25, 2011 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 25, 2011, and the percentages are based upon 22,127,483 shares of our common stock outstanding as of April 25, 2011. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)
Includes 2,420,219 shares of common stock held by New Enterprise Associates 12, Limited Partnership ("NEA 12"). The shares directly held by NEA 12 are indirectly held by NEA Partners 12, Limited Partnership ("NEA Partners 12"), the sole general partner of NEA 12, NEA12 GP, LLC ("NEA 12 LLC"), the sole general partner of NEA Partners 12, and each of the individual Managers of NEA 12 LLC. The individual Managers of NEA 12 LLC are M. James Barrett, Peter J. Barris, one of our directors, Forest Basket, Ryan D. Drant, Patrick J. Kerins, Krishna Kolluri, C. Richard Kramlich, Charles M. Linehan, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III. Also includes 5,099 shares held by NEA Ventures 2006, Limited Partnership ("Ven 2006"). The shares directly held by Ven 2006 are indirectly held by Karen P. Welsh, the general partner of Ven 2006. All of the indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein.

(3)
The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed on February 14, 2011 (the “FMR 13G”), with the SEC by FMR LLC with respect to ownership of shares of our common stock. The FMR 13G reflects that FMR LLC and Fidelity OTC Portfolio (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole dispositive power with respect to 1,855,790 shares of our outstanding common stock as a result of Fidelity acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR LLC, and members of his family, through their direct and indirect ownership of shares of FMR LLC and the execution of a certain voting agreement among FMR LLC shareholders may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(4)	Includes 2,229,310 shares of capital stock held by Old Willow Partners, LLC ("Old Willow"), an entity controlled by Richard A. Heise, Jr., one of our former directors.

(5)
Includes 37,500 shares of common stock originally issued to SelecTrans, LLC as partial consideration for our acquisition of SelecTrans, LLC, which was owned by Douglas R. Waggoner, our Chief Executive Officer, Allison L. Waggoner, Mr. Waggoner's wife, and Daryl P. Chol. Such shares were subsequently transferred to Mr. Waggoner and he now holds the shares directly.

(6)
Includes 397,919 shares of common stock held by Signature Assets, LLC. Signature Assets, LLC is owned by Orazio Buzza (50%) and his wife Julie Buzza (50%). Mr. Buzza has voting and investment control with respect to the shares of common stock held by Signature Assets, LLC.

(7)
Includes 2,536,810 shares of common stock held by Blue Media, LLC, an entity owned by Eric P. Lefkofsky (50%) and his wife, Elizabeth Kramer Lefkofsky (50%). Mr. Lefkofsky shares voting and investment control with respect to the shares held by Blue Media, LLC. Includes 425,000 shares of common stock held by Green Media, LLC, an entity owned by Mr. Lefkofsky (50%) and Ms. Lefkofsky (50%). Mr. Lefkofsky shares voting and investment control with respect to the shares held by Green Media, LLC. Includes 267,739 shares of common stock held by Orange Media, LLC, the sole member of which is Ms. Lefkofsky. Includes vested options to purchase 37,500 shares of common stock held by Blue Media, LLC.

(8)
Includes vested options to purchase 37,500 shares of our common stock held by Holden Ventures, LLC, an entity controlled by Bradley A. Keywell. Includes 1,855,001 shares held by Frog Ventures, LLC. Frog Ventures is owned by the Keywell Family Trust and Kimberly Keywell, the wife of Mr. Keywell.

(9)	Excludes Orazio Buzza, who was not an executive officer on April 25, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.
Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely with the following exceptions: (i) the acquisition of common stock by Joseph Del Preto on May 11, 2010 was inadvertently reported late on a Form 4 filed on May 14, 2010 and (ii) the acquisition of common stock by Eric P. Lefkofsky on November 22, 2010 was inadvertently reported late on a Form 4 filed on December 1, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater stockholders. All of the transactions set forth below were approved by the unanimous vote of our Board of Directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the Securities and Exchange Commission. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest situations. Such transactions must be approved by our Audit Committee prior to consummation.
Relationship with InnerWorkings, Inc.
Transportation Services
The involvement of Eric P. Lefkofsky and Bradley A. Keywell, two of our founders and directors, and Richard A. Heise, one of our founders and former director, in the formation and development of both Echo and InnerWorkings, Inc. (NASDAQ: INWK) has contributed to a relationship between Echo and InnerWorkings. Certain stockholders of Echo, including certain of our directors and officers, have direct and/or indirect ownership interests in Innerworkings. In the ordinary course of business, we have provided transportation and logistics services to InnerWorkings. As consideration for these services, we have billed InnerWorkings approximately $2,700,001, $4,199,204 and $6,828,067 in 2008, 2009 and 2010, respectively.
Relationship with Groupon, Inc.
Lease with Groupon, Inc.
The Company subleases a portion of its office space to Groupon, Inc., a web-based collective buying power organization whose investors include certain stockholders and directors of the Company. In addition, two of our directors, Messrs. Lefkofsky and Keywell, are also directors of Groupon. The sublease agreement was entered into on May 1, 2009, and was subsequently amended effective November 1, 2009. The agreement requires the Company to provide 30-days notice in advance of cancelling the sublease. For the year ended December 31, 2010, we received sublease rental income of $208,402 pursuant to this lease.
Relationship with Fooda, Inc.

In December 2010, Orazio Buzza, our former Chief Operating Officer, Vip Sandir, a former Echo employee, and certain current Echo employees (collectively, the “Fooda parties”) started Fooda, Inc., a business that facilitates the delivery of lunch to business premises.  In exchange for any rights that Echo may have had in Fooda's business as a result of the Fooda parties developing the business plan during the course of their employment with Echo, the Fooda parties caused Fooda to issue to Echo a 13% ownership interest in Fooda and paid Echo $100,000 in cash.  A fund affiliated with Eric P. Lefkofsky and Bradley A. Keywell also invested in Fooda.  In February 2011, Echo sold the 13% ownership interest in Fooda to Messrs. Buzza and Sandhir for $325,000 in cash.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers
The following table sets for the certain information concerning each of our executive officers:

Name	Age	Position(s)
Douglas R. Waggoner	52	Chief Executive Officer and Director
David B. Menzel	49	Chief Financial Officer
David C. Rowe	44	Chief Technology Officer
Douglas R. Waggoner has served as our Chief Executive Officer since December 2006 and on our Board since February 2008. Mr. Waggoner will serve as our Chief Executive Officer until January 1, 2012, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. Mr. Waggoner was elected to the board pursuant to voting rights granted to the former holders of our Series B preferred stock under our voting agreement, which was terminated upon the closing of the Company's initial public offering. Prior to joining our Company, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as the Chief Executive Officer of USF Bestway, and from January 2002 to April 2004, he served as the Senior Vice President of Strategic Marketing for USF Corporation. Mr. Waggoner served as the President and Chief Operating Officer of Daylight Transport from April 1999 to January 2002, Executive Vice President from October 1998 to April 1999, and Chief Information Officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before eventually leaving the company as the Vice President of Customer Service. Mr. Waggoner holds a bachelor's degree in Economics from San Diego State University.
David B. Menzel has served as our Chief Financial Officer since April 2008. Mr. Menzel will serve as our Chief Financial Officer until April 7, 2013, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. From May 2005 to March 2008, Mr. Menzel was the Chief Financial and Operating Officer of G2 SwitchWorks Corp., a travel technology company. From 2003 to 2005, Mr. Menzel served as a managing director of Parson Consulting, a management consulting firm. Mr. Menzel served as the Chief Executive Officer of YesMail, Inc. from 2000 to 2003, and as the Senior Vice President and Chief Financial Officer from 1999 to 2000. Mr. Menzel was also the Chief Financial Officer of Campbell Software from 1994 to 1999, and worked in the Audit and Financial Consulting Practice of Arthur Anderson LLP from 1985 to 1994. Mr. Menzel holds a bachelor's degree in Accounting and a Masters of Accountancy from Florida State University.
David C. Rowe has been our Chief Technology Officer since September 2007. Mr. Rowe will serve as our Chief Technology Officer until January 1, 2012, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. From January 2005 to September 2007, Mr. Rowe was the Chief Information Officer at UGL-Equis Corporation. From October 2003 to January 2005, Mr. Rowe was a Managing Principal with EMC. Between April 2001 and October 2003, Mr. Rowe worked as a technology consultant. From March 1997 to April 2002, Mr. Rowe was the Vice President of Information Technology at USweb Cornerstone. Mr. Rowe is a graduate of City and East London College with a degree in Computer Science.
2010 Compensation Discussion and Analysis
Overview
This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during 2010. This compensation discussion focuses on the information contained in the following tables and related footnotes for primarily 2010.
The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives generally in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan and include reimbursement for certain medical insurance and other payments. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.
Compensation Program Objectives and Philosophy
In General.    The objectives of our compensation programs are to:

•	attract, motivate and retain talented and dedicated executive officers,

•	provide our executive officers with both cash and equity incentives to further our interests and those of our stockholders, and

•	provide employees with long-term incentives so we can retain them and provide stability during periods of rapid growth.
Generally, the compensation of our executive officers is composed of a base salary, an annual incentive compensation award and equity awards in the form of stock options. In setting base salaries, the Compensation Committee generally reviewed the individual contributions of the particular executive. For 2010, annual incentive compensation is based upon individual objectives for our executive officers and the Company's general performance against industry trends. For 2011, annual incentive compensation will be based on individual objectives for our executive officers and the Company's EBITDA performance under our Annual Incentive Plan. In addition, stock options and restricted stock are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time.
Competitive Market.    We define our competitive market for executive talent and investment capital to be the transportation and technology services industries. To date, we have not performed formal benchmarking of executive compensation nor have we engaged an outside consultant to assist us in benchmarking executive compensation, but we may choose to do so in the future.
Compensation Process.     For each of our named executive officers, the Compensation Committee will review and approve all elements of compensation taking into consideration recommendations from our Chief Executive Officer (for compensation other than his own).
Base Salaries
In General.    We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. A minimum base salary is provided for each named executive officer in their employment agreements. The Compensation Committee reviews base salaries annually and adjusts base salaries in accordance with its compensation philosophy. The Compensation Committee strives to set executive officer base salaries at levels competitive with those provided to executives with similar responsibilities in businesses comparable to ours. We do not engage in formal benchmarking; rather, we rely on the collective experiences of our Compensation Committee members with other businesses and companies in our industry. In determining base salaries of our executive officers, the Compensation Committee considers the performance of each executive, the nature of his or her responsibilities and the Company's general compensation practices. Mr. Waggoner recommended to the Compensation Committee certain increases to the base salaries of our executive officers, excluding himself, in 2010 and 2011 based on our executive officers' increased responsibilities following our initial public offering in 2009 and based on a general comparison of our then current base salaries with other companies that had recently completed initial public offerings. The Compensation Committee recommended an increase in Mr. Waggoner's base salary in 2010 and 2011 based on the Compensation Committee's favorable assessment of Mr. Waggoner's individual performance in connection with the Company's performance and based on a general comparison of Mr. Waggoner's base salary with the chief executive officers of other companies that had recently completed initial public offerings. Except as noted, the table below shows our named executive officers' base salary increases since 2009:

Name and Principal Position	2009	2010	Percent Increase	2011	Percent Increase
Douglas R. Waggoner Chief Executive Officer	$350,000	$400,000	14%	$430,000	8%
David B. Menzel Chief Financial Officer	$315,000	$330,000	5%	$365,000	11%
David C. Rowe Chief Technology Officer	$245,000	$260,000	6%	$275,000	6%
Orazio Buzza Former Chief Operating Officer	$285,000	$310,000	9%	n/a	n/a
Total Compensation Comparison.    For 2010, base salary accounted for approximately 26.1% of total compensation for our Chief Executive Officer and 39.5% on average for our other named executive officers (based on the amounts disclosed in the Summary Compensation Table).

Annual Cash Incentives
Determination of Awards:    We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. In 2010, the targeted discretionary bonus awards were 30% of the respective officer's base salary, and the maximum bonus awards were 100% of the base salary. In 2010, the Compensation Committee awarded bonuses of $100,000, $125,000 and $125,000 to Messrs. Waggoner, Menzel and Rowe, respectively. Based upon the Company's strong revenue and earnings growth compared to the general growth within the transportation industry, the Compensation Committee decided to award bonuses to each of the named executive officers at the conclusion of 2010. These bonuses also took into account the general performance of each executive, the nature of each of their responsibilities, and each executive's individual contributions and leadership. Mr. Buzza did not receive a bonus award for 2010 on account of his termination of employment in August 2010.
The table below shows cash bonuses earned by our named executive officers in 2010:

Name	2010 Bonuses ($)
Douglas R. Waggoner	100,000
David B. Menzel	125,000
David C. Rowe	125,000
Orazio Buzza	—
Individual Performance Goals.    There were no specific individual performance goals for the 2010 incentive awards. However, the Compensation Committee considered overall individual contributions and leadership of each officer in determining awards.
Discretionary Adjustments.     The Compensation Committee may make reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions, or divestitures.
Total Compensation Comparison.   For 2010, the annual bonus accounted for 6.6% of total compensation for our Chief Executive Officer and less than 11.3% on average for our other named executive officers (based on the amounts disclosed in the Summary Compensation Table).
Long-term Equity Incentives
In General.    We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. We believe that one of the best ways to align the interests of stockholders and executives is by providing those individuals who have substantial responsibility over the management, performance and growth of the Company with an opportunity to have a meaningful ownership position in the Company. We maintain our 2008 Stock Incentive Plan pursuant to which we may grant equity and other incentive awards to our executive officers and other employees beginning in 2009 and beyond. We believe that management having strong economic incentives will inspire management to act in the best interest of the Company and its stockholders.
Equity Awards.    For our named executive officers, our stock option program is based on grants that are individually negotiated in connection with employment agreements and other grants to our executives. We have traditionally used stock options as our main form of equity compensation because stock options provide a relatively straightforward incentive for our executives and result in less immediate dilution of existing stockholders' interests. In 2011, we began to issue restricted stock to named executive officers and other key employees. In addition to the stock option incentives, we believe the restricted stock grants are an effective tool for creating long-term ownership and aligning our employees' interests with those of our stockholders, which includes the retention of our key employees. These restricted shares vest ratably over a five year period.
Grants of stock options or other equity awards to our named executive officers in 2010 and 2011 (to date) are summarized in the following table:

	Number of Shares
Name	2010 (Option Grant)	2011 (Option Grant)	2011 (Restricted Stock)
Douglas R. Waggoner	200,000	—	—
David B. Menzel	100,000	50,000	100,000
David C. Rowe	40,000	15,000	15,000
Orazio Buzza	50,000	—	—
__________________________________
On February 26, 2010, Messrs. Waggoner, Menzel, Rowe and Buzza received options to purchase 200,000, 100,000, 40,000 and 50,000 shares, respectively at an exercise price of $11.31 per share. These options vest in five equal installments beginning annually on February 26, 2011. These awards were granted in light of the intrinsic value of these executive officers' then-existing long-term equity incentive awards. Specifically, the amounts and vesting schedules of these awards were based on the ratio of total equity compensation to total other compensation for each executive officer (generally, base salary and bonus) for 2010 and past years. Our target ratio for this purpose in 2010 was approximately 100% for Mr. Waggoner and 33% for the other executive officers, consistent with our goals of executive retention and alignment with stockholder interests.
On January 11, 2011, Messrs. Menzel and Rowe received options to purchase 50,000 and 15,000, respectively, at an exercise price of $12.08 per share. These options vest in five equal installments beginning annually on January 11, 2012. These awards were granted in light of the intrinsic vale of these executive officers' then-existing long-term equity incentive awards. In addition, Messrs. Menzel and Rowe received restriced stock grants of 100,000 and 15,000 shares, respectively. The fair market value on the date of grant of each share of restricted stock was $12.08. The restricted stock vests in five equal installments beginning annually on January 11, 2012.
As described above, all grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates.
We do not time stock option grants to executives in coordination with the release of material non-public information. Our stock options generally have a 10-year term. In general, the option grants are also subject to the following post-termination and change in control provisions:
Pre-IPO Grants (Before October 2009)

Event	Award Vesting	Exercise Term
Disability or Death	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) Six Months from Date of Termination
Termination for Reason Other than Disability or Death	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) 30 Days from Date of Termination (or a longer period, in the Board's discretion)
Post-IPO Grants (After October 2009)

Event	Award Vesting	Exercise Term
Termination by Us for Reason Other than Cause, Disability or Death	Forfeit Unvested	Earlier of: (1) One Year or (2) Remaining Option Period
Disability or Death	Forfeit Unvested	Option Period
Termination for Cause	Forfeit Vested and Unvested	Expire
Other Termination	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) 30 Days from Date of Termination
Change in Control	Accelerated*	*
_________________________________
*    The Compensation Committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. If there is a termination of employment, the applicable termination provisions regarding exercise term will apply.
The vesting of certain of our named executive officers' stock options is accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events.

These terms are more fully described in "—Employment Agreements" and "—Potential Payments upon Termination or Change in Control."
Stock Ownership Requirements. In order to ensure alignment with our shareholders, the Compensation Committee has established stock ownership requirements for our officers. These requirements became effective February 3, 2010. The Compensation Committee believes that linking a significant portion of the executive officer’s personal holdings to the Company’s success, as reflected in the stock price, provides officers a stake similar to that of our stockholders. Therefore, executive officers are expected to acquire and hold a significant amount of the Company's stock. The Compensation Committee has established stock ownership requirements based on all shares of company stock owned by an executive officer, including vested stock options, vested restricted stock and stock beneficially owned by the officer, including owned in a trust, by a spouse, or dependent children for our executive officers as follows:

•	Chief Executive Officer: four times base salary

•	other executive officers: three times base salary
All executive officers have three years to meet their ownership requirements from the effective date, February 3, 2010. New officers are expected to meet their ownership requirement within three years of being named an executive officer.
Total Compensation Comparison.    For 2010, long-term equity incentives accounted for approximately 65.1% of total compensation for our Chief Executive Officer and 45.0% on average for our other named executive officers (based on the amounts disclosed in the Summary Compensation Table).
Executive Benefits and Perquisites
In General.    We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We do not match employee contributions under our 401(k) plan. We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For 2010, we provided the following personal benefits and perquisites to certain of our named executives officers:

Executive Benefits and Perquisites	Description
Life Insurance Premiums	Certain executives are reimbursed for their life insurance premiums.
Medical Insurance Reimbursement	We reimburse certain executives for their medical insurance premium payments.
Car Allowance	Certain executives are provided with a monthly car allowance.
Total Compensation Comparison.    For 2010, executive benefits and perquisites accounted for approximately 2.1% of total compensation for our Chief Executive Officer and 4.2% on average for our other named executive officers (based on the amounts disclosed in the Summary Compensation Table).
Change in Control and Severance Benefits
In General.    We provide the opportunity for certain of our named executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. Our severance and change in control provisions for the named executive officers are summarized in "— Employment Agreements" and "— Potential Payments upon Termination or Change in Control." We intend to periodically review the level of the benefits in these agreements. We believe our arrangements are reasonable in light of the fact that cash severance is limited to two years for Mr. Waggoner, one year for Mr. Menzel, and three months for Mr. Rowe (each at a rate equal to their then current base salary), there is no severance increase with a change in control and there are no "single trigger" benefits upon a change in control other than the vesting of certain of Messrs. Waggoner's and Menzel's option awards.

EXECUTIVE COMPENSATION
The following table shows information concerning 2010, 2009 and 2008 compensation for each of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Douglas R. Waggoner	2010	393,750	100,000	982,000	32,055	1,507,805
Chief Executive Officer	2009	355,689	—	134,100	34,157	523,946
	2008	300,000	—	—	46,186	346,186
David B. Menzel	2010	330,000	125,000	491,000	23,500	969,500
Chief Financial Officer	2009	304,968	50,000	—	25,758	380,726
	2008	185,972	—	437,600	16,742	640,314
David C. Rowe	2010	260,000	125,000	196,400	10,513	591,913
Chief Technology Officer	2009	249,294	—	59,600	9,667	318,561
	2008	225,000	10,000	14,750	2,077	251,827
Orazio Buzza (4)	2010	193,750	—	245,500	39,647	478,897
Former Chief Operating Officer	2009	289,855	50,000	132,300	21,768	493,923
	2008	255,000	—	25,800	11,459	292,259
________________________________

(1)	Mr. Menzel's base salary earned in 2008 reflects his commencement of employment on April 7, 2008. Mr. Buzza's base salary earned in 2010 reflects the termination of his employment on August 13, 2010.

(2)
Value of option awards is based on the grant date fair value determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"). All options were granted under the 2008 Stock Incentive Plan, other than options granted in 2008, which were awarded under the 2005 Stock Option Plan. We used the Black-Scholes-Merton option valuation model to determine the grant date fair value of options granted. Please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2010 fiscal year for a description of the assumptions used in the model. Upon termination of his employment in 2010, Mr. Buzza forfeited all options granted in 2010 prior to any vesting.

(3)
For 2010, includes, for Mr. Waggoner, medical reimbursement of $14,690 and life insurance payments of $17,365; for Mr. Menzel, medical reimbursement of $13,898 and a car allowance of $9,600; for Mr. Rowe, medical reimbursement of $5,013 and a car allowance of $5,500; and for Mr. Buzza, medical reimbursement of $13,605 and payment for his services as a consultant of $26,042.

(4)	Effective August 13, 2010, Mr. Buzza was no longer employed by the Company, but is included in accordance with SEC rules.

2010 GRANTS OF PLAN-BASED AWARDS
The following table summarizes our awards made to our named executive officers under any plan during the fiscal year ended December 31, 2010:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Douglas R. Waggoner	2/26/2010	200,000	11.31	982,000
David B. Menzel	2/26/2010	100,000	11.31	491,000
David C. Rowe	2/26/2010	40,000	11.31	196,400
Orazio Buzza (3)	2/26/2010	50,000	11.31	245,500
____________________________________

(1)	The amounts listed reflect stock options granted under the 2008 Stock Incentive Plan. For more information on the terms of these awards, see "— Long-term Equity Incentives — Equity Awards".

(2)
Grant date fair value of each equity award determined pursuant to ASC Topic 718. We used the Black-Scholes-Merton option valuation model to determine the grant date fair value of options granted. Please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2010 fiscal year for a description of the assumptions used in the model.

(3)	Upon termination of his employment in 2010, Mr. Buzza forfeited this entire grant prior to vesting in any portion of the grant.

EMPLOYEE BENEFIT PLANS
The Company maintains the 2008 Stock Incentive Plan (the "Plan"). Upon the Plan's adoption, the 2005 Stock Option Plan was merged into the Plan and ceased to separately exist. Outstanding awards under the 2005 Stock Option Plan are now subject to the Plan and no additional awards may be made under the 2005 Stock Option Plan on or after the effective date of the Plan. A total of 1,400,000 shares of common stock have been reserved for issuance under the Plan. The Plan is administered by the Compensation Committee of the Board of Directors, which determines the exercise price of options, the number of options to be issued, and the vesting period. As specified in the Plan, the exercise price per share shall not be less than the fair market value on the effective date of grant. The term of an option does not exceed 10 years, and the options generally vest ratably over one to five years from the date of grant.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2010.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Douglas R. Waggoner(1)	350,000	100,000	3.68	11/1/2016
	5,000	—	8.10	9/28/2017
	15,000	30,000	6.94	6/24/2019
	—	200,000	11.31	2/26/2020
David B. Menzel(2)	45,000	37,500	11.72	4/7/2018
	18,750	18,750	10.18	12/30/2013
	—	100,000	11.31	2/26/2020
David C. Rowe(3)	45,000	15,000	8.10	9/17/2017
	6,250	6,250	10.18	12/30/2013
	6,666	13,334	6.94	6/24/2019
	—	40,000	11.31	2/26/2020
Orazio Buzza(4)	—	25,000	13.58	9/30/2018
________________________________

(1)
Mr. Waggoner's options to purchase 100,000 shares of common stock at an exercise price of $3.68 per share vest on January 1, 2011. Mr. Waggoner's options to purchase 30,000 shares of common stock at an exercise price of $6.94 per share vest in two equal installments on December 31 of each of 2011 and 2012. Mr. Waggoner's options to purchase 200,000 shares of common stock at an exercise price of $11.31 per share vest in five equal installments beginning on February 26 of each of 2011, 2012, 2013, 2014 and 2015.

(2)
Mr. Menzel's options to purchase 37,500 shares of common stock at an exercise price of $11.72 per share vest in three equal installments on April 7 of each of 2011, 2012 and 2013. Mr. Menzel's options to purchase 18,750 shares of common stock at an exercise price of $10.18 per share vest in two equal installments on December 30 of each of 2011 and 2012.

(3)
Mr. Rowe's options to purchase 15,000 shares of common stock at an exercise price of $8.10 per share vest on September 17, 2011. Mr. Rowe's options to purchase 6,250 shares of common stock at an exercise price of $10.18 per share vest in two equal installments on December 30 of each of 2011 and 2012. Mr. Rowe's options to purchase 13,334 shares of common stock at an exercise price of $6.94 per share vest in two equal installments on December 31 of each of 2011 and 2012.

(4)	Mr. Buzza's options to purchase 25,000 shares of common stock at an exercise price of $13.58 were forfeited on January 29, 2011 in connection with the termination of his employment in August 2010.

2010 OPTION EXERCISES AND STOCK VESTED TABLE
The following table sets forth the number of shares acquired and the value realized by the named executive officers upon the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2010. No restricted stock awards vested in 2010.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Douglas R. Waggoner	—	—
David B. Menzel	—	—
David C. Rowe	—	—
Orazio Buzza	11,250	39,284
____________________________________

(1)
This figure is calculated by multiplying the 11,250 options that were exercised in 2010 by the fair market value of the stock at the time of exercise less the exercise price of the underlying option. Mr. Buzza exercised 2,950 options and 2,995 options on November 19, 2010 at an exercise price of $6.94 per share. The fair market value of the stock at the time of exercise was $10.42 and $10.43 per share, respectively. On November 22, 2010, Mr. Buzza exercised an additional 2,995 options, 60 options and 2,250 options at an exercise price of $6.94 per share. The fair market value of the stock at the time of exercise was $10.48, $10.45, and $10.38 per share, respectively.

2010 PENSION BENEFITS
We do not sponsor any qualified or non-qualified defined benefit plans.

2010 NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any non-qualified deferred compensation plans.

EMPLOYMENT AGREEMENTS
Employment Agreement with Douglas R. Waggoner
We entered into an employment agreement with Douglas R. Waggoner, our Chief Executive Officer, on November 1, 2006, which was amended and restated as of September 24, 2009. Pursuant to his amended and restated employment agreement, Mr. Waggoner is entitled to an initial base salary of $400,000 per year (currently $430,000). In addition to base salary, Mr. Waggoner is eligible for an annual performance bonus. Mr. Waggoner also has a right to be reimbursed for the full amount of his insurance costs under our insurance programs. Further, under the agreement we will pay up to $17,500 annually for the cost of Mr. Waggoner's life insurance policy in effect at the time he entered into the employment agreement.
In connection with the execution of his employment agreement in 2006, Mr. Waggoner received options to purchase 450,000 shares of the Company's common stock at an exercise price of $3.68 per share. The options vested as follows: 50,000 shares vested on November 16, 2006 and 100,000 shares each vested on each of January 1, 2008, January 1, 2009, January 1, 2010, and January 1, 2011.
Subject to the execution of a general release and waiver, if Mr. Waggoner's employment is terminated by us for any reason other than for Cause (as described in the narrative to the Potential Payments Upon Termination or Change in Control section) or by reason of Mr. Waggoner's death or disability, or if Mr. Waggoner terminates his employment for Good Reason (as defined below), Mr. Waggoner is entitled to:

•	salary continuation for 24 months following termination;

•	additional vesting of 75,000 options; and

•
continuation of Company-provided insurance benefits for Mr. Waggoner and his dependents until such time Mr. Waggoner has secured comparable benefits through another organization's benefits program, subject to a maximum of 24 months following termination of employment.

In the event Mr. Waggoner is terminated (other than for Cause), or terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change of Control or within 12 months following a Change of Control, Mr. Waggoner is entitled to the benefits described above and the immediate vesting of the next full year's options as if his employment continued for a period of 12 months following termination.
For purposes of Mr. Waggoner's employment agreement, "Change of Control" has the same meaning as set forth in our

2008 Stock Incentive Plan as described in the narrative to the Potential Payments Upon Termination or Change in Control section. Further, "Good Reason" occurs if Mr. Waggoner terminates his employment for any of the following reasons: (i) we materially reduce Mr. Waggoner's duties or responsibilities below what is customary for his position in a business that is similar to our Company without Mr. Waggoner's consent, (ii) we require Mr. Waggoner to relocate his office more than 100 miles from his current office without his consent, (iii) we materially breach the terms of the employment agreement, or (iv) Mr. Waggoner is forced to report to anyone other than our Board. If one or more of the above conditions exist, Mr. Waggoner must provide notice to the Company within a period not to exceed 90 days of the initial existence of the condition. Upon such notice, the Company shall have 30 days during which it may remedy the condition.
Mr. Waggoner's employment agreement terminates on January 1, 2012.
Employment Agreement with David B. Menzel
Pursuant to his employment agreement, Mr. Menzel is entitled to an initial base salary of $260,000 (currently $365,000 per year) per year and an annual performance bonus with a target of 30% of base salary. Mr. Menzel is also entitled to an automobile allowance of $800 per month. In connection with the execution of his employment agreement, Mr. Menzel received options to purchase 82,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the grant date as determined by our Compensation Committee. The shares acquired upon exercise of the options were subject to a right of first refusal that terminated upon the listing of the Company's stock on a national securities exchange, among other reasons. The options vest as follows: 20,000 shares vested on April 7, 2008, 12,500 shares vested on each of April 7, 2009, April 7, 2010 and April 7, 2011, and an additional 12,500 shares vest on each of April 7, 2012 and April 7, 2013. In the event of a sale to any third-party of at least 50% of the total then-outstanding shares of the Company for a cash or publicly-traded stock purchase price equal to or greater than the exercise price per share, 75% of Mr. Menzel's unvested options will vest.
Subject to the execution of a general release and waiver, if Mr. Menzel is terminated for any reason other than for Cause (as described in the narrative to the Potential Payments upon Termination or Change in Control section below) or by reason of Mr. Menzel's death or disability, or if Mr. Menzel terminates his employment for Good Reason, Mr. Menzel is entitled to salary continuation for 12 months following termination, additional vesting of 12,500 options, and continuation of Company-provided insurance benefits for Mr. Menzel and his dependents until the earlier of: (i) 12 months following termination or (ii) the date Mr. Menzel has secured comparable benefits through another organization's benefits program. The definition of "Good Reason" is substantially similar to the definition described in "— Employment Agreements — Employment Agreement with Douglas R. Waggoner." In the event Mr. Menzel is terminated (other than for Cause), or terminates his employment for good reason, three months prior to the public announcement of a proposed Change of Control or within 12 months following a Change of Control, Mr. Menzel receives the same benefits as if Mr. Menzel is terminated other than for Cause or by reason of Mr. Menzel's death or disability, or if Mr. Menzel terminates his employment for Good Reason (as described above) plus the immediate vesting of the next full year's options.
Mr. Menzel's employment agreement terminates on April 7, 2013.
Employment Agreements with Orazio Buzza and David C. Rowe
We entered into employment agreements with Orazio Buzza, the Company's then President and Chief Technology Officer (the former Chief Operating Officer) on March 1, 2005. Mr. Buzza's agreement was amended and restated as of September 24, 2009. We also entered into an employment agreement with David C. Rowe on August 24, 2007, which was amended and restated as of September 24, 2009. Pursuant to their employment agreements, Messrs. Buzza and Rowe are entitled to a base salary and are eligible to receive an annual performance bonus. Upon joining the Company, Mr. Buzza was granted 225,000 shares of common stock with a fair value of $0.002 per share. In addition, Mr. Buzza was given the opportunity to purchase 225,000 restricted shares of common stock on March 15, 2006 at a price of $0.50 per share and subject to certain repurchase rights.
Subject to the execution of a general release and waiver, in the event Mr. Buzza or Mr. Rowe is terminated by us for any reason other than for Cause (as described in the narrative to the Potential Payments Upon Termination or Change in Control section) or by reason of death or disability, or if either terminates his employment for Good Reason (as defined above for Mr. Waggoner, except (iv)), Messrs. Buzza and Rowe are entitled to salary continuation for three months plus accrued but unused vacation time or minus unaccrued and used vacation time.
If, during the three months prior to the public announcement of a proposed Change of Control (as defined in our 2008 Stock Incentive Plan), or during the twelve months following a Change of Control, Messrs. Buzza or Rowe is terminated by us for any reason other than Cause or employment is terminated by Messrs. Buzza or Rowe for Good Reason, each is entitled to salary continuation for three months plus accrued but unused vacation time or minus unaccrued and used vacation time, and, with respect to Mr. Buzza, the Company forfeits its repurchase right for two years following termination.

Mr. Rowe's employment agreement terminates on January 1, 2012. Mr. Buzza's employment agreement was scheduled to terminate on January 1, 2012 but he resigned from the Company effective August 13, 2010. At that time, Mr. Buzza was engaged by the Company as a part-time consultant. This agreement was terminated November 1, 2010. During that time, Mr. Buzza was paid $26,042 for his services.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Assuming the employment of our named executive officers were to be terminated without Cause or for Good Reason, each as of December 31, 2010, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the table below.
We are not obligated to make any cash payments to these executives if their employment is terminated by us for Cause or by the executive without Good Reason. No severance or benefits are provided for any of the executive officers in the event of death or disability. A Change in Control does not affect the amount or timing of these cash severance payments.

Name	Cash Severance	Benefit Continuation
Douglas R. Waggoner(1)	$35,833 per month for 24 months	$29,380.00
David B. Menzel(1)	$30,417 per month for 12 months	$25,400.00
David C. Rowe	$22,917 per month for three months	—
Orazio Buzza (2)	—	—
____________________________________

(1)
Pursuant to the employment agreements with Messrs. Waggoner and Menzel, in the event of a termination without Cause or a termination for Good Reason, the Company will also provide them and their dependents with Company-paid insurance benefits until such time comparable benefits are secured through another employer's benefits program, up to a maximum of 24 months for Mr. Waggoner and 12 months for Mr. Menzel. The following assumptions were made in calculating the benefit continuation amounts: an annual cost of $16,454 for Mr. Waggoner and $15,726 for Mr. Menzel.

(2)
Mr. Buzza resigned from the Company on August 13, 2010 and entered into a part-time consulting arrangement with the Company at that time. He received no severance benefits in connection with his resignation.

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2010 (or as otherwise specified), the following individuals would be entitled to accelerated vesting of their outstanding equity awards described in the table below:

Name	Value of Equity Awards: Termination Without Cause or For Good Reason ($)(1)	Value of Equity Awards: Termination Without Cause or For Good Reason In Connection With a Change in Control ($)(1)
Douglas R. Waggoner	627,000	941,700
David B. Menzel	14,775	36,038
David C. Rowe	—	—
Orazio Buzza (2)	—	—
____________________________________

(1)
Values are based on the aggregate difference between the respective exercise prices and a price of our common stock of $12.04 per share, which was the fair market value of our common stock as of December 31, 2010.

(2)
Mr. Buzza resigned from the Company on August 13, 2010 and entered into a part-time consulting arrangement with the Company at that time. He received no severance benefits in connection with his resignation.

In connection with a termination without Cause or a termination for Good Reason, no payments are due unless the executive executes a general release and waiver of claims against us. Each named executive officer is subject to non-competition and non-solicitation restrictions for a period of twenty-four months following termination, except for Mr. Menzel, whose restriction period is twelve months following termination. Further, each named executive officer entered into a confidentiality agreement upon joining the Company.
The following definitions apply to the termination and change in control provisions in the employment agreements.

Change in Control
The employment agreements incorporate the Change in Control definition in the 2008 Stock Incentive Plan. Under the 2008 Stock Incentive Plan, "Change in Control" means the occurrence of any one or more of the following: (a) an effective change in control pursuant to which any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; provided, however, that a Change in Control shall not be deemed to occur by virtue of any of the following acquisitions: (i) by the Company or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) by any Incumbent Stockholders (as defined below); (b) any person or persons acting as a group (in each case, other than any Incumbent Stockholders) acquires beneficial ownership of Company stock that, together with Company stock already held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the Company's then outstanding stock (the acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any person or group to more than 50% of the Company's then outstanding stock will be treated as a Change in Control); (c) individuals who constitute the Board immediately after the Effective Date (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board during any 12-month period; provided, however, that: (i) any person becoming a Director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director, provided, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director and (ii) a Change in Control shall not be deemed to have occurred pursuant to this paragraph (c) if, after the Board is reconstituted, the Incumbent Stockholders beneficially own stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; (d) any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (d) shall not be deemed to be a Change in Control if the assets are transferred to (i) any owner of Company stock in exchange for or with respect to the Company's stock, (ii) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity's total value or total voting power, (iii) any person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (iv) an entity in which a person described in (d)(iii) above owns at least fifty percent (50%) of the total value or voting power (for purposes of this definition, and except as otherwise provided, a person's status is determined immediately after the transfer of the assets); or (e) upon the happening of any other event(s) designated as a Change in Control for purposes of Section 409A. For purposes of this definition of Change in Control, the term "Incumbent Stockholders" shall include each and every one of the following: Polygal Row, LLC, Frog Ventures, LLC, Richard A. Heise Living Trust, Echo Global Logistics Series C Investment Partners, LLC, Old Willow Partners, LLC, Blue Media, LLC, Green Media, LLC, Y&S Nazarian Revocable Trust, Younes Nazarian 2006 Annuity Trust — Echo Global, Soraya Nazarian 2006 Annuity Trust — Echo Global, Anthony Bobulinski, David Nazarian 2005 Annuity Trust EGL, Sam Nazarian, Baradaran Revocable Trust, Shulamit Nazarian Torbati, New Enterprise Associates 12, Limited Partnership, NEA Ventures 2006, Limited Partnership; or any of their respective Affiliates or successors. In no event will a Change in Control be deemed to have occurred, with respect to the Participant, if an employee benefit plan maintained by the Company or an Affiliate or the Participant is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or the Participant will be deemed "part of a purchasing group" for purposes of the preceding sentence if the plan or the Participant is an equity participant in the purchasing company or group, except where participation is: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors.
Cause
The employment agreements define "Cause" as either: (i) a material breach of any provision of the agreement, provided that in those instances in which a material breach is capable of being cured, the officer has failed to cure within a thirty (30) day period after notice from the Company; (ii) theft, dishonesty, or falsification of any employment or Company records by the officer; (iii) the reasonable determination by the Board that the officer has committed an act or acts constituting a felony or any act involving moral turpitude; or (iv) the reasonable determination by the Board that the officer has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company's reputation or business.

Good Reason
The definitions of "Good Reason" are described in "— Employment Agreements."

COMPENSATION AND RISK
We have reviewed our employee compensation policies and practices and have determined that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

2010 DIRECTOR COMPENSATION
The following table summarizes compensation that our directors earned during 2010 for services as members of our Board:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	Total ($)
Anthony R. Bobulinski	—	—	—	—
Bradley A. Keywell	—	—	—	—
Eric P. Lefkofsky	—	—	—	—
Samuel K. Skinner	30,000	—	—	—
John R. Walter	30,000	—	—	—
John F. Sandner	50,000	—	—	—
Peter Barris	—	—	—	—
Matthew Ferguson	30,000
_____________________________________

The aggregate option awards outstanding for each person in the table set forth above as of December 31, 2010 are as follows:

Name	Vested	Unvested	Exercise Price	Expiration Date
Anthony R. Bobulinski	—	—	—	—
Bradley A. Keywell	37,500	—	8.10	8/15/2017
Eric P. Lefkofsky	—	—	—	—
Samuel K. Skinner	80,000	—	3.68	2/13/2017
John R. Walter	—	—	—	—
John F. Sandner(1)	17,500	17,500	14.06	11/16/2019
Peter Barris	—	—	—	—
Matthew Ferguson	—	—	—	—
____________________________________

(1)	Mr. Sandner's options vest in equal installments of 8,750 options on each of January 1, 2011 and January 1, 2012.
Summary of Director Compensation
Prior to 2010, we did not provide cash compensation to our directors for their services as members of the Board or for attendance at Board or committee meetings. For 2010, we approved a new cash compensation component for our non-employee directors who are not affiliated or associated with 10% or greater stockholders of the Company, in the form of a $30,000 annual cash retainer. We approved this new component in order to continue to attract qualified candidates for our Board, as certain directors that serve on boards of Nasdaq-listed companies in our peer group receive annual compensation for their service as directors. In addition to the annual retainer, Mr. Sandner was granted an additional $20,000 for his new position on the Audit Committee. Our directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. Under our 2008 Stock Incentive Plan, directors are eligible to receive stock option and other equity grants at the discretion of the Compensation Committee or other administrator of the plan.

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee and the Audit Committee Report shall not be deemed to be "Soliciting Material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the annual report on Form 10-K.

By the Compensation Committee of the Board of Directors,

Peter J. Barris (Chairman) Samuel K. Skinner Anthony R. Bobulinski Eric P. Lefkofsky

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors consists of four non-employee directors, including, Samuel K. Skinner, John R. Walter, Matthew Ferguson and John F. Sandner, each of whom the Board of Directors has determined to be independent directors as defined in the rules of the Nasdaq Global Market. The Audit Committee is a standing committee of the Board of Directors and operates under a written charter adopted by the Board of Directors. The Board approved charter is available at www.echo.com on the "Investor" page under the link "Corporate Governance." Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company's independent registered public accounting firm (the "independent auditors").
Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
During fiscal 2010, at each of its meetings, the Audit Committee met with the senior members of the Company's financial management team and the independent auditors. The Audit Committee's agenda is established by the Audit Committee's chairman and senior members of the Company's financial management team. The Audit Committee met in private sessions with the Company's independent auditors at certain of its meetings, and also separately with the Company's head of internal audit, without management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed by the statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Company's independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors that firm's independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.
Based on the Audit Committee's discussion with management and the independent auditors, and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Samuel K. Skinner (Chairman) John R. Walter John F Sandner Matthew Ferguson

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL
REGISTERED PUBLIC ACCOUNTING FIRM
For the fiscal years ended December 31, 2010 and 2009, Ernst & Young LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

Fees	Fiscal Year Ended December 31, 2010	Fiscal Year Ended December 31, 2009
Audit Fees(1)	$558,000	$402,500
Audit-Related Fees(2)	—	640,500
Tax Fees	—	—
All Other Fees	—	—
Total	$558,000	$1,043,000
__________________________________

(1)
Audit Fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." These services include accounting consultations and due diligence in connection with mergers and acquisitions, attest services related to financial reporting that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings.
All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2010 were approved by the Audit Committee.

OTHER INFORMATION

Stockholder Proposals for the 2012 Annual Meeting
If any stockholder intends to present a proposal to be considered for inclusion in the Company's proxy material in connection with the 2012 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8- Shareholder Proposals) and received by the Secretary of the Company on or before January 4, 2012. Stockholder proposals to be presented at the 2011 annual meeting of stockholders which are not to be included in the Company's proxy materials must be received by the Company no earlier than February 9, 2012 and no later than March 10, 2012, in accordance with the procedures in the Company's by-laws.

Expenses of Solicitation
The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

"Householding" of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are stockholders will be "householding" our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise.
Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing addressed to: American Stock Exchange, 6201 15th Avenue, Brooklyn, New York 11219. We will promptly deliver a separate copy of our proxy statement or annual report to you upon written or oral request to: Investor Relations, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, or by telephone at 1-800-354-7993.

ECHO GLOBAL LOGISTICS, INC.
ATTN: PETE ROGERS
600 WEST CHICAGO AVENUE,
CHICAGO, IL 60654

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Samuel K. Skinner
02 Douglas R. Waggoner
03 John R. Walter
04 John F. Sandner
05 Peter J. Barris
06 Anthony R. Bobulinski
07 Eric P. Lefkofsky
08 Bradley A. Keywell
09 Matthew Ferguson

02 0000000000

The Board of Directors recommends that you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of appointment of Ernst & Young LLP, as our independent Registered Public Accounting Firm for 2011.	☐	☐	☐
3 Advisory approval of the Company's Compensation of Executives as Disclosed in this Proxy Statement	☐	☐	☐

The Board of Directors recommends that you vote 3 YEARS for proposal 4:

	1 year	2 years	3 years	Abstain
4 Advisory Frequency of Stockholder Advisory Approval of Executive Compensation	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000108038_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

ECHO GLOBAL LOGISTICS, INC.
Annual Meeting of Shareholders
June 8, 2011 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Samuel K. Skinner and David B. Menzel, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Echo Global Logistics, Inc. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 8, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

ANY STOCKHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR THE PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES AT THE MEETING (A) "FOR" EACH OF THE NOMINEES FOR DIRECTOR LISTED UNDER PROPOSAL 1 (B) "FOR" PROPOSALS 2 AND 3 AND (C) "THREE YEARS" FOR PROPOSAL 4. IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000107815_2 R1.0.0.11699